EXHIBIT 3.3

RESTATED CERTIFICATE OF INCORPORATION

OF

GE INFORMATION SERVICES, INC.

               GE Information Services, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation’), hereby certifies as follows:

               FIRST: The date of filing of the Corporation’s original Certificate of Incorporation with the Secretary of State of the State of Delaware was March 9, 1994.

               SECOND: The Certificate of Incorporation of the Corporation is hereby amended and restated in read in its entirety as set forth in Exhibit A.

               THIRD: The Corporation has not received any payment whatsoever from any party, either directly or indirectly, for any of its stock.

               FOURTH: The amendment and restatement of the Certificate of Incorporation effected by this Certificate was approved by the unanimous written Consent of all of the directors of the Corporation, in accordance with Sections 241 and 245 of the General Corporation Law of the State of Delaware. This Restated Certificate of Incorporation amends and restates in its entirety the original Certificate of Incorporation.

2

               IN WITNESS WHEREOF, GE Information Services, Inc. has caused this Certificate to be signed by Hellene S. Runtagh, its Chief Executive Officer, and attested by Bruce E. Hunter, its Secretary, this 20th day of April, 1994.

GE INFORMATION SERVICES, INC.

By	/s/ Hellene S. Runtagh Name: Hellene S. Runtagh
Title: Chief Executive Officer

ATTESTED BY:

/s/ Bruce E. Hunter
Bruce E. Hunter, Secretary

EXHIBIT A

RESTATED

CERTIFICATE OF INCORPORATION

OF

GE INFORMATION SERVICES, INC.

ARTICLE I

Name

               The name of the corporation is GE Information Services, inc. (the “Corporation”).

ARTICLE II

Registered Office and Registered Agent

               The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the registered agent of the Corporation at such address is The Corporation Trust Company.

ARTICLE III

Corporate Purpose

               The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “General Corporation Law”).

ARTICLE IV

Capital Stock

               The total number of shares of all classes of capita] stock that the Corporation shall have authority to issue is 1,000 shares of Common Stock, par value $.01 per share (the “Common Stock”), of which 700 shares shall constitute a class designated as Class A Common Stock (the “Class A Common Stock”) and 300 shares shall constitute a class designated as Class B Common Stock (the “Class B Common Stock”).

ARTICLE V

Common Stock

               (1)     Identical Rights and Privileges. Except as otherwise expressly provided in this Certificate of Incorporation, all outstanding shares of Common Stock shall be identical and shall entitle the holders thereof to the same rights and privileges.

               (2)     Voting Rights. The holders of outstanding shares of Class A Common Stock and the holders of outstanding shares of Class B Common Stock shall have the right to vote on the election or removal of the directors of the Corporation and on all other matters to be voted on by the stockholders of the Corporation and shall be entitled to one vote for each share of Class A Common Stock or Class B Common Stock held. The holders of shares of Class A Common Stock and Class B Common Stock shall vote together as a single class on all matters to be voted on by stockholders, except that the holders of shares of Class A Common Stock and of Class B Common Stock shall be entitled to vote separately as a class upon the election and removal of directors in accordance with paragraph 6 of Article V of this Certificate of Incorporation and upon any amendments to the Corporation’s By-laws.

               (3)     Dividends and Distributions. When, as and if any dividend or distribution is declared on outstanding shares of Common Stock, whether payable in cash, in property or in securities of the Corporation (other than shares of Common Stock), such dividends or distributions shall be declared and paid as follows:

first to the holders of outstanding shares of Class A Common Stock, up to an amount equal to the First Preference Amount less any amount that has been previously distributed pursuant to this clause first;

second, to the holders of outstanding shares of Class A Common Stock and Class B Common Stock, equally share for share, up to an amount equal to 43% of the excess of (i) the cumulative earnings of the Company from May 2, 1994, to such reference date over (ii) the First Preference Amount, less any amount that has been previously distributed pursuant to this clause second, provided, however, that dividends or distributions pursuant to this clause second may be waived in whole or in part by unanimous consent of the directors of the Corporation;

third to the holders of outstanding shares of Class A Common Stock, up to an amount equal to the Second Preference Amount; and

fourth, to the holders of the outstanding shares of Class A Common Stock and Class B Common Stock, equally share for share.

               As used in this Section 3,

(i) “First Preference Amount” means, as of any reference date, an amount determined in the same manner as interest would be determined on the Second Preference Amount in effect from time to time, from May 2, 1994, to such reference date at an interest rate equal to 3.5% per annum, compounded quarterly (to the extent that such amount has not been distributed under clause first of this paragraph 3); and

(ii) “Second Preference Amount” means, as of any reference date, an amount, not to exceed $448,100,000, as shall be specified by resolution of the directors of the Corporation prior to May 31, 1994 (the “Original Amount”), less any amount that has been distributed prior to such reference date to the holders of Class A Common Stock pursuant to clause third.

               (4)     Dividends of Common Stock. If dividends or distributions are declared on outstanding shares of Common Stock that are payable in shares of, or in subscription or other rights to acquire shares of, Common Stock, such dividends shall be declared at the same rate on the outstanding shares of Class A Common Stock and the outstanding shares of Class B Common Stock, but shall be payable only in shares or in subscription or other rights to acquire shares, as the case may be, of Class A Common Stock to holders of outstanding Class A Common Stock and of Class B Common Stock to holders of outstanding Class B Common Stock.

               (5)     Liquidation. (a) Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, (i) the holders of outstanding shares of Class B Common Stock shall first be entitled to a payment, out of the assets of the Corporation to be distributed among the holders of shares of the Common Stock, of $50,000 per share of Class B Common Stock held by such holders, and (ii) thereafter, the holders of outstanding shares of Class A Common Stock and outstanding shares of Class B Common Stock shall be entitled to share equally share for share in the remaining assets of the Corporation to be distributed among the holders of shares of the Common Stock.

               (b)     Neither the sale, lease or exchange (for cash, stock, securities or other consideration) of all or substantially all of the property and assets of the Corporation nor the merger or consolidation of the Corporation with or into any other corporation, nor the merger or consolidation of any other corporation with or into the Corporation, shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for the purposes of this paragraph 5.

               (6)     Provisions Applicable Upon Issuance of Class B Common Stock. Immediately upon the issuance of any shares of Class B Common Stock, and so long as any shares of Class B Common Stock remain issued and outstanding:

               (a)     The holders of the outstanding shares of Class A Common Stock shall have the right to elect and remove (at any time, with or without cause) three directors of the

Corporation, together with the successors to such directors upon their death, disability, retirement, resignation or removal.

               (b)     The holders of the outstanding shares of Class B Common Stock shall have the right to elect and remove (at any time, with or without cause) two directors of the Corporation, together with the successors to such directors upon their death, disability, retirement, resignation or removal.

               (c)     All decisions of holders of outstanding shares of Class A Common Stock and of holders of outstanding shares of Class B Common Stock shall be made by the holders of a majority of outstanding shares of Class A Common Stock or Class B Common Stock, respectively.

ARTICLE VI

Liquidation, Dissolution or Winding Up

               No voluntary liquidation, dissolution or winding up of the Corporation may be effected without the affirmative vote of not less than two-thirds of the votes entitled to be cast by the holders of all the then outstanding shares of Common Stock, voting as a single class.

ARTICLE VII

Directors

               (1)     Elections of directors of the Corporation need not be by written ballot, except and to the extent provided in the By-laws of the Corporation.

               (2)     To the fullest extent permitted by the General Corporation Law as it now exists and as it may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

ARTICLE VIII

Indemnification of Directors, Officers and Others

               (1)     The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he or she is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person seeking indemnification did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

               (2)     The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

               (3)     To the extent that a director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections (1) and (2) of this Article VIII, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith.

               (4)     Any indemnification under Sections (1) and (2) of this Article VIII (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because he or she has met the applicable standard of conduct set forth in such Sections (1) and (2). Such determination shall be made (a) by the Board of Directors of the Corporation by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (b) if such a quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (c) by the stockholders of the Corporation.

               (5)     Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the

Corporation authorized in this Article VIII. Such expenses (including attorneys’ fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors of the Corporation deems appropriate.

               (6)     The Corporation may, to the extent authorized from time by the Board of Directors, or by a committee comprised of members of the Board or members of management as the Board of Directors may designate for such purpose, provide indemnification to employees or agents of the Corporation with such scope and effect as determined by the Board, or such committee.

               (7)     The indemnification and advancement of expenses provided by, or granted pursuant to, the other sections of this Article VIII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any law, by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office, it being expressly intended that this Certificate of Incorporation authorizes the creation of other rights in any such manner.

               (8)     The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of Section 145 of the General Corporation Law.

               (9)     For purposes of this Article VIII, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VIII with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

               (10)     For purposes of this Article VIII, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves service by, such director, officer, employee or agent with respect to any employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article VIII.

               (11)     The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VIII shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

ARTICLE IX

By-laws

               Subject to the provisions of the Corporation’s By-laws, the directors of the Corporation shall have the power to adopt, amend or repeal By-laws.

ARTICLE X

Reorganization

               Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of section 291 of Title 8 of the General Corporation Law or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of section 279 of Title 8 of the General Corporation Law order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to he summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, he binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

ARTICLE XI

Amendment

               The Corporation reserves the right to amend, alter, change or repeal any provision of this Certificate of Incorporation, in the manner now or hereafter prescribed by law, and all rights conferred on stockholders in this Certificate of Incorporation are subject to this reservation.

CERTIFICATE OF AMENDMENT

OF
CERTIFICATE OF INCORPORATION

GE information Services, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

               FIRST: That the Board of Directors of said corporation, by the unanimous written consent of its members, filed With the minutes of the Board, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of incorporation of said corporation:

RESOLVED, that the Certificate of Incorporation of GE Information Services,Inc. be amended by changing Article 1 thereof so that, as amended, said Article shall be and read as follows:

“The name of the Corporation is “Global eXchange Services, Inc.”

               SECOND: That in lieu of a meeting and vote of stockholders, the sole stockholder of the Corporation has given written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

               THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

               IN WITNESS WHEREOF, said GE Information Services, Inc. has caused this certificate to be signed by Bruce E. Hunter, its Senior Vice President, this 26th day of September, 2002.

GE INFORMATION SERVICES, INC.

By	/s/ Bruce E. Hunter

Senior Vice President